Exhibit 8.1
Subsidiaries of Sterlite Industries (India) Limited

	Subsidiary	Country of Incorporation

1.	Bharat Aluminium Company Limited	India

2.	Copper Mines of Tasmania Pty. Ltd.	Australia

3.	Fujairah Gold FZE	UAE

4.	Hindustan Zinc Limited	India

5.	Monte Cello BV	The Netherlands

6.	Sterlite Energy Limited	India

7.	Sterlite Opportunities and Ventures Limited	India

8.	Sterlite Infra Limited	India

9.	Sterlite (USA), Inc.	USA

10.	Thalanga Copper Mines Pty. Ltd.	Australia

11.	Talwandi Sabo Power Limited	India